Exhibit 10.1

SECOND AMENDMENT to Senior SECURED Revolving Credit Agreement & LIMITED CONSENT

This SECOND AMENDMENT to Senior SECURED Revolving Credit Agreement & LIMITED CONSENT, dated as of April 30, 2020 (this “Agreement”), is made by and among BATTALION OIL CORPORATION (f/k/a HALCÓN RESOURCES CORPORATION), a corporation duly formed and existing under the laws of the State of Delaware (the “Borrower”), each of the undersigned guarantors (the “Guarantors”, and together with the Borrower, the “Loan Parties”), each of the undersigned Lenders party to the Credit Agreement referenced below, and BANK OF MONTREAL, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Credit Agreement. Unless otherwise indicated, all section references in this Agreement refer to the applicable section of the Credit Agreement.

PRELIMINARY STATEMENTS

A.     Reference is made to that certain Senior Secured Revolving Credit Agreement dated as of October 8, 2019 (as amended by that certain First Amendment to Senior Secured Revolving Credit Agreement, dated as of November 21, 2019 by and among the Borrower, the Guarantors party thereto, the Administrative Agent and the Lenders party thereto; and as the same may be further amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”) by and among the Borrower, each of the Lenders party thereto and the Administrative Agent.

B.      The Borrower, the Administrative Agent and the Lenders party hereto have agreed to modify certain provisions of the Credit Agreement, including to reduce the Borrowing Base and to consent to certain transactions, as set forth herein.

C.      In consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:

Section 1.              Amendments to the Credit Agreement.

(a)            Amendments to Section 1.02. Section 1.02 is hereby amended by:

(i)                 Amending and restating the following defined term to read in its entirety as follows:

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan or the Commitment Fee Rate, as the case may be, the rate per annum set forth in the Borrowing Base Utilization Percentage grid below based upon the Borrowing Base Utilization Percentage then in effect:

Level	Borrowing Base Utilization Percentage	Eurodollar Loans	ABR Loans	Commitment Fee Rate
1	> 90%	3.50%	2.50%	0.50%
2	> 75% < 90%	3.25%	2.25%	0.50%
3	> 50% < 75%	3.00%	2.00%	0.50%
4	> 25% < 50%	2.75%	1.75%	0.50%
5	< 25%	2.50%	1.50%	0.50%

Each change in the Applicable Margin or Commitment Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a), then the “Applicable Margin” and “Commitment Fee Rate” mean the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level.

(ii)                Adding the following defined terms in appropriate alphabetical order to read in their entirety as follows:

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include, SOFR, Compounded SOFR or Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBO Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the LIBO Screen Rate permanently or indefinitely ceases to provide the LIBO Screen Rate; or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

(a) a public statement or publication of information by or on behalf of the administrator of the LIBO Screen Rate announcing that such administrator has ceased or will cease to provide the LIBO Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate;

(b) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Screen Rate, a resolution authority with jurisdiction over the administrator for the LIBO Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Screen Rate, which states that the administrator of the LIBO Screen Rate has ceased or will cease to provide the LIBO Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate; or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate announcing that the LIBO Screen Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Majority Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Majority Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 3.03(b) and (b) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 3.03(b).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act and applicable rules and regulations, as amended from time to time.

“CARES Payroll Costs” means “payroll costs” as defined in 15 U.S.C. 636(a)(36)(A)(viii) (as added to the Small Business Act by Section 1102 of the CARES Act).

“CARES Forgivable Uses” means uses of proceeds of an SBA PPP Loan that are eligible for forgiveness under Section 1106 of the CARES Act.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with: (a) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that: (b) if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (a) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines are substantially consistent with at least five currently outstanding dollar-denominated syndicated credit facilities at such time (as a result of amendment or as originally executed) that are publicly available for review.

“Consolidated Cash Balance” means the aggregate amount of (a) cash, (b) Cash Equivalents and (c) any other marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds and commercial paper, in each case, held or owned by (either directly or indirectly), credited to the account of or that would otherwise be required to be reflected as an asset on the balance sheet of, the Borrower or any Restricted Subsidiary; provided that the Consolidated Cash Balance shall exclude (i) any cash or Cash Equivalents for which the Borrower or any Restricted Subsidiary have, in the ordinary course of business, issued checks or initiated wires or ACH transfers in order to utilize such cash or Cash Equivalents, (ii) any cash or Cash Equivalents set aside to pay royalty obligations, working interest obligations including operating and capital expenses, production payments, suspense payments and severance taxes of the Borrower or any Restricted Subsidiary then due and owing to third parties and for which the Borrower or such Restricted Subsidiary has issued checks or has initiated wires or ACH transfers (or will issue checks or initiate wires or ACH transfers within three (3) Business Days in order to make such payments); (iii) any cash or Cash Equivalents set aside to pay payroll, payroll taxes, other taxes, employee wage and benefit payments and trust and fiduciary obligations of the Borrower or any Restricted Subsidiary then due and owing and for which the Borrower or such Restricted Subsidiary has issued checks or has initiated wires or ACH transfers (or will issue checks or initiate wires or ACH transfers within three (3) Business Days in order to make such payments); (iv) while and to the extent refundable, any cash or Cash Equivalents of the Borrower or any Restricted Subsidiary constituting purchase price deposits held in escrow pursuant to a binding and enforceable purchase and sale agreement permitted hereunder with a third party containing customary provisions regarding the payment and refunding of such deposits; (v) restricted cash or Cash Equivalents of the Borrower or any Restricted Subsidiary associated with plugging and abandonment liabilities and other similar obligations imposed by a Governmental Requirement and arising in connection with acquisitions and divestitures of Oil and Gas Properties permitted hereunder; and (vi) any refundable deposits held by unaffiliated third parties made in connection with transactions in the ordinary course of business.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the LIBO Rate.

“Early Opt-in Election” means the occurrence of:

(a) (i)   a determination by the Administrative Agent or (ii) a notification by the Majority Lenders to the Administrative Agent (with a copy to the Borrower) that the Majority Lenders have determined that syndicated credit facilities denominated in dollars being executed at such time, or that include language similar to that contained in Section 3.03(b), are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and

(b) (i)      the election by the Administrative Agent or (ii) the election by the Majority Lenders to declare that an Early Opt-in Election with respect to such rate has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Majority Lenders of written notice of such election to the Administrative Agent.

“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Relevant Governmental Body” means the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or any successor thereto.

“SBA” means the U.S. Small Business Administration.

“SBA PPP Loan” means a loan incurred by the Borrower or a Restricted Subsidiary under 15 U.S.C. 636(a)(36) (as added to the Small Business Act by Section 1102 of the CARES Act).

“SBA PPP Loan Date” means the date on which the Borrower or a Restricted Subsidiary receives the proceeds of the SBA PPP Loan.

“Second Amendment Effective Date” means April 30, 2020.

“Small Business Act” means the Small Business Act (15 U.S. Code Chapter 14A – Aid to Small Business).

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

(b)           Amendment to Section 1.06. Section 1.06 is hereby amended and restated to read in its entirety as follows:

Section 1.06 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBO Rate”, “LIBO Screen Rate” or “Adjusted LIBO Rate” or with respect to any rate that is an alternative or replacement for or successor to any such rate (including, without limitation, any Benchmark Replacement) or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes.

(c)            Amendments to Section 3.03(b). Section 3.03(b) is hereby amended and restated to read in its entirety as follows:

(b)(i)        Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders; provided that, with respect to any proposed amendment containing a SOFR-Based Rate, the Majority Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Majority Lenders have delivered to the Administrative Agent written notice that such Majority Lenders accept such amendment. No replacement of the LIBO Rate with a Benchmark Replacement pursuant to this Section 3.03(b) will occur prior to the Benchmark Transition Start Date.

(ii)            In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii)           The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 3.03(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.03(b).

(iv)          Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period, the component of the Alternate Base Rate based upon the Adjusted LIBO Rate will not be used in any determination of the Alternate Base Rate.

(d)           Amendments to Section 3.04. Section 3.04 is hereby amended as follows:

(i)                 Section 3.04(c)(v) is relettered to Section 3.04(c)(vi).

(ii)               Section 3.04(c)(vi) is relettered to Section 3.04(c)(vii).

(iii)             A new Section 3.04(c)(v) is added to read in its entirety as follows:

(v)           Application in Connection with Consolidated Cash Balance. If, at the close of business on Wednesday of any calendar week (of if such day is not a Business Day, then the immediately succeeding Business Day), the Consolidated Cash Balance exceeds $10,000,000, then the Borrower shall, within two Business Days, (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all such Borrowings, but there remains uncollateralized LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount up to such remaining uncollateralized LC Exposure to be held as cash collateral as provided in Section 2.09(j).

(e)            Amendments to Section 6.02. Section 6.02 is hereby amended as follows:

(i)                 Section 6.02(c) is relettered to Section 6.02(d).

(ii)                A new Section 6.02(c) is added to read in its entirety as follows:

(c)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the Consolidated Cash Balance does not exceed $10,000,000.

(iii)                The phrase “Section 6.02(a) and Section 6.02(b)” in the last sentence at the end of such Section 6.02 is replaced with the phrase “Section 6.02(a), Section 6.02(b) and Section 6.02(c)”.

(f)            Addition of Section 8.21. A new Section 8.21 is hereby added to read in its entirety as follows:

Section 8.21                SBA PPP Loans.

(a)            The Borrower will, and will cause each Restricted Subsidiary to, (i) use all of the proceeds of the SBA PPP Loan exclusively for CARES Forgivable Uses in the manner required under the CARES Act to obtain forgiveness of the largest possible amount of the SBA PPP Loan, which as of the Second Amendment Effective Date requires that the Borrower use not less than 75% of the SBA PPP Loan proceeds for CARES Payroll Costs and (ii) use reasonable efforts to conduct its business in a manner that maximizes the amount of the SBA PPP Loan that is forgiven; provided that, the Borrower or a Restricted Subsidiary may undertake cost savings, operating expense reductions or other measures that may reduce or eliminate the amount of the SBA PPP Loan that is forgiven if the Borrower determines, in good faith, that such actions are reasonably necessary to the conduct of its business and in connection therewith, a Responsible Officer of the Borrower provides prompt written notice to the Administrative Agent of such actions and their expected impact on the forgiveness of the SBA PPP Loan.

(b)           The Borrower will, and will cause each Restricted Subsidiary to, (i) maintain all records required to be submitted in connection with the forgiveness of the SBA PPP Loan, (ii) subject to the proviso in Section 8.21(b)(ii), apply for forgiveness of the SBA PPP Loan in accordance with regulations implementing Section 1106 of the CARES Act within thirty (30) days after the last day of the eight week period immediately following the SBA PPP Loan Date and (iii) provide the Administrative Agent with a copy of its application for forgiveness and all supporting documentation required by the SBA or the SBA PPP Loan lender in connection with the forgiveness of the SBA PPP Loan.

(g)           Amendment to Section 10.01(d). Section 10.01(d) is hereby amended and restated to read in its entirety as follows:

(d)           The Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.02(a), Section 8.03 (with respect to Borrower’s or any Restricted Subsidiary’s existence only), Section 8.16, Section 8.21 or in Article IX.

(h)           Amendment to Section 12.02(c). Section 12.02(c) is hereby amended and restated to read in its entirety as follows:

(c)            Notwithstanding anything to the contrary contained in the Loan Documents, (A) in the case of clauses (i) through (iv), the Administrative Agent and the Borrower or (B) in the case of clause (v), the Administrative Agent, in each case may amend, modify or supplement any Loan Document without the consent of any Lender in order to (i) correct, amend, cure or resolve any minor ambiguity, omission, defect, typographical error, inconsistency or other manifest error therein, (ii) add a guarantor or collateral or otherwise enhance the rights and benefits of the Lenders, (iii) make minor administrative or operational changes not adverse to any Lender, (iv) adhere to any local Governmental Requirement on advice of local counsel or (v) implement any Benchmark Replacement or any Benchmark Replacement Conforming Changes or otherwise effectuate the terms of Section 3.03(b) in accordance with the terms of Section 3.03(b).

Section 2.             Borrowing Base Redetermination. The Borrower and the Required Lenders agree that, as of April 30, 2020, the amount of the Borrowing Base shall be $200,000,000 and such amount shall thereafter reduce on the dates and in the amount set forth as follows:

BORROWING BASE REDUCTION SCHEDULE

Date	Borrowing Base
September 1, 2020	$195,000,000
October 1, 2020	$190,000,000
November 1, 2020	$185,000,000

Notwithstanding the foregoing, the Borrowing Base may be subject to adjustments pursuant to the Credit Agreement from time to time, including pursuant to the Borrowing Base Adjustment Provisions. The redetermination of the Borrowing Base set forth in this Section 2 is the May 1, 2020 Scheduled Redetermination. The Borrower, the Administrative Agent and the Required Lenders agree if a Borrowing Base Deficiency exists for any Borrowing Base amount set forth in this Section 2, Section 3.04(c)(ii) shall not apply and the Borrower shall on the next Business Day make a mandatory prepayment equal to the amount of the Borrowing Base Deficiency. For the avoidance of doubt, (a) the reductions of the Borrowing Base set forth in the Borrowing Base Reduction Schedule contained in this Section 2 shall not constitute Scheduled Redeterminations or Interim Redeterminations, (b) the November 1, 2020 Scheduled Redetermination shall occur pursuant to the terms of the Credit Agreement notwithstanding that there is a reduction of the Borrowing Base on November 1, 2020 pursuant to this Section 2 and (c) Section 3.04(c)(ii) shall apply to the November 1, 2020 Scheduled Redetermination unless otherwise waived or modified pursuant to Section 12.02. This Agreement constitutes the New Borrowing Base Notice.

Section 3.              Limited Consent. Section 9.19(d) provides that, subject to the terms therein, if, after the end of any fiscal quarter of the Borrower, the aggregate volume of all Swap Agreements in respect of commodities for which settlement payments were calculated in such fiscal quarter exceeded, or will exceed, 100% of actual production of crude oil, natural gas and natural gas liquids, calculated separately, in such fiscal quarter, then the Borrower shall within twenty (20) Business Days following the last day of such fiscal quarter terminate, create off-setting positions, allocate volumes to other production the Borrower or any Subsidiary is marketing, or otherwise Unwind existing Swap Agreements such that, at such time, future hedging volumes will not exceed 100% of reasonably anticipated projected production from Proved Reserves classified as “Developed Producing Reserves” for each of crude oil, natural gas and natural gas liquids, calculated separately (on a barrel of oil equivalent basis in the case of natural gas), for the then-current and any succeeding fiscal quarter (the “Unwind Requirement”). The Borrower has informed the Administrative Agent and the Lenders that the Borrower may be unable to satisfy the Unwind Requirement for the fiscal quarter ending June 30, 2020 and the Borrower has requested that the Administrative Agent and the Lenders consent to a waiver of the requirement to comply with the Unwind Requirement for the fiscal quarter ended June 30, 2020 (the “Consent Request”). The Administrative Agent and the Lenders party hereto do hereby so consent to the Consent Request.

Section 4.              Conditions to Effective Date. This Agreement shall not become effective until the date of satisfaction or waiver of the following conditions (the “Effective Date”):

(a)            The Administrative Agent shall have received from the Loan Parties, the Administrative Agent and each Lender duly executed counterparts (in such number as may be reasonably requested by the Administrative Agent) of this Agreement.

(b)           All reasonable out-of-pocket costs and expenses (including but not limited to the reasonable fees and disbursements incurred by counsel to the Administrative Agent ) required to be paid to the Administrative Agent and the Lenders on or before the Effective Date shall have been paid.

(c)            At the time of and immediately after giving effect to this Agreement, (i) no Borrowing Base Deficiency, Default or Event of Default shall have occurred and be continuing and (ii) the representations and warranties contained in Section 7 of this Agreement shall be true and correct.

(d)           The Administrative Agent shall have received from the Loan Parties Mortgages such that, upon recording such Mortgages in the appropriate filing offices, the Administrative Agent shall be reasonably satisfied that it shall have a first priority Lien on at least 85% of the PV-9 of the Borrowing Base Properties.

(e)            The Administrative Agent shall have received title information as the Administrative Agent may reasonably require, reasonably satisfactory to the Administrative Agent, setting forth the status of title to at least eighty-five (85%) of the PV-9 of the Borrowing Base Properties.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 5.              Fees and Expenses. The Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and the Lenders (including but not limited to the reasonable fees and disbursements incurred by counsel to the Administrative Agent) in connection with this Agreement and any other documents prepared in connection herewith as set forth in Section 12.03 of the Credit Agreement.

Section 6.               Loan Document. This Agreement is a Loan Document.

Section 7.             Representations and Warranties; No Borrowing Base Deficiency, Default or Event of Default. Each Loan Party represents and warrants to the Lenders that on and as of the Effective Date, after giving effect to this Agreement, (a) all representations and warranties of the Loan Parties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of the Effective Date with the same effect as though made on and as of such date, except in the case of any representation and warranty which (i) expressly relates to a given date, such representation and warranty shall be true and correct in all material respects as of the respective date and (ii) is qualified by a materiality or Material Adverse Effect standard in which case such representation and warranty shall be true and correct in all respects and (b) no Borrowing Base Deficiency, Default or Event of Default has occurred and is continuing.

Section 8.             Reaffirmation. Each Loan Party confirms and agrees that each Loan Document to which such Loan Party is a party is, and the obligations of such Loan Party contained in the Credit Agreement, this Agreement or in any other Loan Document to which it is a party are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, in each case as modified by this Agreement. For greater certainty and without limiting the foregoing, each Loan Party hereby confirms that the existing security interests granted by it in favor of the Administrative Agent for the benefit of the Lenders, the Issuing Bank and the other secured parties pursuant to the Loan Documents in the collateral described therein shall continue to secure the Secured Obligations as and to the extent provided in the Loan Documents.

Section 9.              Entire Agreement. This Agreement, the Credit Agreement, and the other Loan Documents represent the final agreement among the parties hereto and thereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. This Agreement shall not by implication or otherwise limit, impair, constitute a consent or waiver of, or otherwise affect the rights and remedies of any party under, the Credit Agreement or the other Loan Documents nor alter, modify, amend, or, except as expressly set forth herein, in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or the other Loan Documents all of which are ratified and affirmed in all respects and shall continue in full force and effect.

Section 10.           GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS; WAIVER OF JURY TRIAL. SECTION 12.09 OF THE CREDIT AGREEMENT IS HEREBY INCORPORATED BY REFERENCE INTO THIS AGREEMENT MUTATIS MUTANDIS AND SHALL APPLY HERETO.

Section 11.           Severability. Any provision of this Agreement, the Credit Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.            Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

[SIGNATURES BEGIN NEXT PAGE]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of the date first written above.

BORROWER:	BATTALION OIL CORPORATION
(f/k/a HALCÓN RESOURCES CORPORATION)

	By:	/s/ Ragan T. Altizer
		Name:	Ragan T. Altizer
		Title:	Executive Vice President, Chief Financial Officer and Treasurer

GUARANTORS:	HALCÓN HOLdings, LLC
Battalion Oil Management, Inc.
(f/k/a HALCÓN RESOURCES OPERATING, INC.)
HALCÓN Energy PROPERTIES, Inc.
HALCÓN Permian, LLC
HALCÓN Operating CO., Inc.
HALCÓN field services, llc

	By:	/s/ Ragan T. Altizer
		Name:	Ragan T. Altizer
		Title:	Executive Vice President, Chief Financial Officer and Treasurer

ADMINISTRATIVE AGENT AND LENDER:	BANK OF MONTREAL

	By:	/s/ James V. Ducote
		Name:	James V. Ducote
		Title:	Managing Director

LENDER:	BMO HARRIS FINANCING, INC.

	By:	/s/ James V. Ducote
		Name:	James V. Ducote
		Title:	Managing Director

LENDER:	GOLDMAN SACHS LENDING PARTNERS LLC

	By:	/s/ Jamie Minieri
		Name:	Jamie Minieri
		Title:	Authorized Signatory

[Signature Page to Second Amendment to Senior Secured Revolving Credit Agreement & Limited Consent]